Exhibit 99.1

FOR IMMEDIATE RELEASE

City First Bank Awarded $75 Million New Markets Tax Credit Allocation by CDFI Fund

Washington, D.C. - City First Bank is proud to announce that it has been selected by the Community Development Financial Institutions Fund (CDFI Fund) to receive a $75 million New Markets Tax Credit (NMTC) allocation. This significant award empowers City First Bank to continue driving economic growth and creating opportunities in underinvested communities nationwide.

Since the inception of the NMTC program, City First Bank has successfully deployed $548 million in NMTC allocations, fueling 54 transformative projects that strengthen communities and create pathways to prosperity. Our strategy remains focused on expanding access to education and healthcare in underinvested areas across the country, addressing critical pillars for long-term economic mobility.

"This NMTC allocation is catalytic for the communities we serve," said Brian Argrett, President and CEO of City First Bank. "It enables us to partner with mission-driven organizations and deliver resources that create a lasting impact in communities where investment is needed most."

As part of our commitment to innovation and impact, City First Bank is also excited to welcome new members to our NMTC Advisory Council:

•	Desmond Marshall, a leader in community development in Chicago, with a track record of growing mission-driven organizations.

•	Dr. Marla Dean, a leader in nonprofit strategy in Washington, D.C., with deep knowledge in education and next-generation economic mobility models.

Through NMTC allocations, City First Bank continues to advance its mission of supporting strong community-based organizations and driving change where it matters most. This tool remains a cornerstone of our efforts invested in low-income communities and create opportunities for all.

About City First Bank

City First Bank offers a variety of commercial loan products, services, and depository accounts that support investments in affordable housing, small businesses, and nonprofit community facilities located within underinvested neighborhoods. City First Bank is a Community Development Financial Institution, Certified B Corp, and a member of the Global Alliance for Banking on Values. The Bank and the City First network of nonprofits, City First Enterprises, Homes By CFE, and City First Foundation, represent the City First branded family of community development financial institutions, which offer a robust lending and deposit platform. Member FDIC and Equal Housing Lending.

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", should", "believes", "expects", "anticipates", "estimates", "intends", "plans," “continues” or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties.